EXHIBIT 10.5

March 27, 2003

Mr. Alexander P. Coleman
Dresdner Kleinwort Capital
75 Wall Street, 34th Floor
New York, NY 10005

Re:  March 31, 2003, Interest Payment
and Amendment to CapitalSource Loan Agreement

Dear Alex:

This letter agreement concerns the interest payment (the “Interest Payment”) of $856,665 that is due on March 3l, 2003, from Gardenburger, Inc. (“Gardenburgcr”), to Dresdner Kleinwort Benson Private Equity Partners LP (“Dresdner”) under the terms of the Amended and Restated Convertible Subordinated Note, dated January 10, 2002, between Gardenburger and Dresdner (the “Note”).

Dresdner and Gardenburger agree to the following:

1.             Gardenburger will pay $430,000 to Dresdner on March 31, 2003.

2.             The unpaid amount of the Interest Payment (approximately $426,665) will bear interest at a rate of 10 percent, in accordance with Section 2 of the Note, beginning on March 31, 2003, until it is paid in full, as provided below.

3.             By no later than June 30, 2003, Gardenburger will pay the unpaid balance of the Interest Payment, plus accrued interest on such amount referred to in paragraph 2, to Dresdner.

4.             The deferral of one-half the Interest Payment as agreed above will not constitute an Event of Default under the Note; however, any failure to make any payments referenced herein shall constitute an Event of Default.

Gardenburger also hereby notifies Dresdner that it intends to amend the Revolving Credit and Term Loan Agreement, dated as of January 10, 2002, between Gardenburger and CapitaISource Finance LLC, to reduce the minimum fixed charge ratio allowed under the agreement from 1.25:1 to 1.125:1.  By signing in the space provided below, Dresdner will agree in a separate writing to consent to this amendment to the CapitalSource loan agreement subject to review of final documentation.

Nothing contained herein shall constitute a waiver of or consent by Dresdner to any existing Event of Default that heretofore has occurred or hereafter occurs, or modify any term of the Note or the Purchase Agreement (as defined in the Note), except as expressly set forth herein.

Please contact me if you have any questions or comments.

Very truly yours,

	/s/	Scott C. Wallace
Scott C. Wallace
Chairman, President and CEO
Gardenburger, Inc.

Dresdner Kleinwort Benson
Private Equity Partners LP

By:	Dresdner Kleinwort Capital LLC, its General Partner
By:	Private Equity Employees LLC, its General Partner

By:	/s/Alexander P. Coleman

Alexander P. Coleman

Its:	Managing Investment Partner